Exhibit 99.1

HealthLynked Corp. Receives $3 Million Equity Investment

From Its Chairman and CEO

Naples, FL – August 25, 2020 – HealthLynked Corp. (OTCQB: HLYK), a global healthcare network focused on care management for its members and a provider of healthcare technologies that connects doctors, patients and medical data, today announced that Dr. Michael Dent, the Chairman and CEO, has made a $3,000,000 equity investment into the Company.

“HealthLynked has become the first Global Healthcare Network and I believe HealthLynked is the future of healthcare. I am very proud of the work that we have done to educate patients and improve healthcare around the world,” Dr. Dent stated. “The Company has made great progress over the past 12 months and I see a bright future as we continue to innovate and deliver on our goals to connect patients and doctors around the world.”

Over the past year, the Company has reached many significant milestones. It recently reported a 49% increase in revenues from first half 2020 compared to the same period of 2019 even with the impact of COVID-19 on healthcare services.

●	In January, the Company released Cost Lynk, a nationwide pricing tool for medical services by zip code and by hospital, allowing patients to compare cost for common medical services.
●	In March, the Company launched its COVID-19 tracker app and was the number one most downloaded medical app for the month in the Apple Medical Store with over 3 million downloads worldwide.
●	In May, the Company completed its acquisition of Cura Health Management, an ACO (Accountable Care Organization), allowing the Company to receive revenue from Medicare through its shared saving program.
●	In June, the Company launched its HealthLynked University, an online resource to educate patients and healthcare providers on a wide range of important medical topics.

Dr. Dent continues by stating, “We have several exciting projects that we expect to be completed this year and drive additional revenue, patient engagement and shareholder value. HealthLynked’s global healthcare network can improve the way healthcare is delivered and offers improved healthcare management for everyone. As a physician, I have dedicated my life to treating diseases and improving the health of patients. My investment into the Company proves my dedication and belief in what HealthLynked will provide to both the medical community and to patients worldwide.”

George O’Leary, HealthLynked’s CFO added, “We are so excited about Dr. Dent’s commitment to the Company and his confidence in the team to continue to execute our business plan. This investment moves us that much closer to our plan to up-list to NASDAQ, provides us with working capital for the foreseeable future and gives us the ability to pay off existing debt and fund our next acquisition.”

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and providers to improve healthcare through the efficient exchange of medical information. The HealthLynked Network is a cloud-based platform that allows members to connect with their healthcare providers and take more control of their healthcare. Members enter their medical information, including medications, allergies, past surgeries and personal health records, in one convenient online and secure location, free of charge. Participating healthcare providers can connect with their current and future patients through the system. Benefits to in-network providers include the ability to utilize the HealthLynked patent pending patient access hub “PAH” for patient analytics. Other benefits for preferred providers include HLYK marketing tools to connect with their active and inactive patients to improve patient retention, access more accurate and current patient information, provide more efficient online scheduling and to fill last minute cancelations using the Company’s “real time appointment scheduling” all within its mobile application. Preferred providers pay a monthly fee to access these HealthLynked services. For additional information about HealthLynked Corp., please visit www.healthlynked.com and connect with HealthLynked on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, including as a result of any acquisitions, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by our management, and us are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to our operations and us are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in other filings we have made with the U.S. Securities and Exchange Commission. These reports are publicly available at www.sec.gov.

Contacts:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

(800) 928-7144, ext. 99

Investor Relations Contacts:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646-762-4518

Jim Hock

Hanover International Inc.

jh@hanoverintlinc.com

760-564-7400